Exhibit 16.1

May 7, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 5 of Form 10-Q filed with the Securities and Exchange Commission on May 7, 2010, of Volcano Corporation and are in agreement with the statements contained in the section “Dismissal of previous independent registered public accounting firm” on page 31 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP